Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Investor Inquiries	Media Inquiries
Janice O’Reilly	Garrett Mann
Chief Financial Officer	Director, Marketing
TechTarget	TechTarget
617-431-9449	617-431-9371
joreilly@techtarget.com	gmann@techtarget.com

TechTarget, Inc. Announces Resignation of Jay C. Hoag from Board of Directors

Newton, MA — July 13, 2016 — TechTarget, Inc. (NASDAQ: TTGT) announced today that Jay C. Hoag, a member of the Board of Directors and Chair of the Board’s Compensation and Nominating and Corporate Governance Committees, has resigned effective July 8, 2016.  Mr. Hoag served on the Board of Directors of TechTarget since May 2004.

Greg Strakosch, Executive Chairman, said, “On behalf of TechTarget and personally, I would like to thank Jay for his 12 years of good service on TechTarget’s Board of Directors. His keen insights, sage advice and long term perspective are very much appreciated.”

About TechTarget

TechTarget (NASDAQ: TTGT) is the Web’s leading destination for serious technology buyers researching and making enterprise technology decisions. Our extensive global network of online and social media, powered by TechTarget’s Activity Intelligence™ platform, allows technology sales and marketing teams to leverage real-time purchase intent data to more intelligently engage technology buyers and prioritize follow-up based on active projects, technical priorities and business needs. With more than 140 highly targeted technology-specific websites and a wide selection of custom advertising, branding, lead generation and sales enablement solutions, TechTarget delivers unparalleled reach and innovative opportunities to drive technology sales and marketing success around the world.

TechTarget has offices in Atlanta, Beijing, Boston, London, Munich, Paris, San Francisco, Singapore and Sydney.

To learn how you can engage with serious technology buyers worldwide, visit techtarget.com and follow us @TechTarget.

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